Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138625

APRECIA, INC.
5,769,930 Shares of
Common Stock

This prospectus relates to the sale of up to 5,769,930 shares of our common stock which includes 1,603,264 shares of common stock and up to 4,166,667 shares of common stock issuable upon conversion of the secured convertible notes. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $0.12 per share.

Each secured convertible note has a term of two years and entitles the holder to receive 7% interest, payable on a semi-annual basis. Each investor has the right to convert the secured convertible notes after the date of issuance at any time, until paid in full, at the election of the investor, into fully paid and nonassessable shares of our common stock.

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of the common stock. We have paid the expenses of preparing this prospectus and the related registration expenses.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2007.

Table of Contents

PROSPECTUS SUMMARY	3

RISK FACTORS	4

USE OF PROCEEDS	9

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	9

BUSINESS	13

FACILITIES	17

EMPLOYEES	15

LEGAL PROCEEDINGS	15

MANAGEMENT	15

EXECUTIVE COMPENSATION	16

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17

DESCRIPTION OF SECURITIES TO BE REGISTERED	18

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18

PLAN OF DISTRIBUTION	18

SELLING STOCKHOLDERS	20

LEGAL MATTERS	23

EXPERTS	24

AVAILABLE INFORMATION	24

INDEX TO FINANCIAL STATEMENTS	F-1

SIGNATURES	II-4

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Aprecia” the “Company,” “we,” “us,” and “our” refer to Aprecia, Inc.

APRECIA, INC.

We currently have no significant business operations. We are currently developing MonitorPlus™, an analysis tool designed to help the thoroughbred racing industry by providing alerts when potential wagering fraud or money laundering activity is detected. Available as a server based solution, MonitorPlus is being designed to be a solution that provides alerts to industry participants upon the discovery of potential fraud and/or money laundering activity. MonitorPlus is being built allow manual rules creation and to automatically derive patterns and rules from data.

There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities to be able to seek public financing and business development opportunities in the future. Our management would like a public market for our common stock to develop from shares sold by the selling shareholders.

Our executive offices are located at 1177 High Ridge Road, Stamford, CT 06905, and our telephone number is: (203) 321-2198. We are a Delaware corporation.

Common stock outstanding before the offering	Prior to this Offering, we have 16,761,597 shares of Common Stock outstanding.
Securities offered by the Selling Shareholders
Up to 5,769,930 shares of common stock, including 1,603,264 shares of common stock and up to 4,166,667 shares of common stock issuable upon the conversion of the convertible debentures.

This number represents 27.6% of our current outstanding stock assuming the conversion of our convertible debentures.

Common stock to be outstanding after the offering	Up to 20,928,264 shares.
Use of proceeds	We will not receive any proceeds from the sale of the common stock.

The above information regarding common stock to be outstanding after the offering is based on 16,761,597 shares of common stock outstanding as of January 22, 2007 and assumes the subsequent conversion of the convertible debentures by our selling stockholders.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

WE HAVE A LIMITED OPERATING HISTORY. THERE IS NO CERTAINTY THAT WE WILL EVER ACHIEVE PROFITABILITY.

We currently have no significant business operations and have incurred operating losses since our inception in December 2005. We expect to incur significant increasing operating losses for the foreseeable future, primarily due to the expansion of our operations. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. Our ability to achieve profitability depends upon our ability to discover and develop products, obtain regulatory approval for our proposed products, and enter into agreements for product development, manufacturing and commercialization. There can be no assurance that we will ever achieve any revenues or profitable operations from the sale of our proposed products.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

THE SOFTWARE INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

The software industry is highly competitive, rapidly evolving, and subject to technological change and intense marketing by providers with similar products and services. Many of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we have. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost effective services, our business initiatives could be materially and adversely affected.

THERE IS NO GUARANTEE WE WILL SUCCESSFULLY ENTER INTO LICENSING AGREEMENTS FOR OUR TECHNOLOGY.

We are currently negotiating licensing agreements for our technology. Our failure to successfully complete licensing agreements may jeopardize our ability to continue our business and operations.

ADDITIONAL FINANCING MAY BE NECESSARY FOR THE IMPLEMENTATION OF OUR GROWTH STRATEGY.

We may require additional debt and/or equity financing to pursue our growth strategy. Given our limited operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE DO NOT HAVE ANY INTELLECTUAL PROPERTY PROTECTION FOR OUR PROPRIETARY TECHNOLOGY.

We do not own any patents and do not currently have any plans to apply for patent protection. As a result, others may obtain access to or independently develop technologies or know-how similar to ours. Our success will also depend on our ability to avoid infringement of patent or other proprietary rights of others. We are not aware that we are infringing any patent or other such rights, nor are we aware of proprietary rights of others for which we will be required to obtain a license in order to develop our products. However, there can be no assurance that we are not infringing proprietary rights of others, or that we will be able to obtain any technology licenses we may require in the future.

OUR TECHNOLOGY MAY BE SUBJECT TO DEFECTS AND PRODUCT LIABILITY.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Defects and errors could be found in our products, future upgrades to our products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. A successful product liability claim could have a material adverse effect on our business, operating results and financial condition.

WE WILL BE HIGHLY DEPENDENT ON OUR FLAGSHIP MONITORPLUS PRODUCT.

Our flagship MonitorPlus product is expected to account for a significant portion of our total revenue. Because of this revenue concentration, our business could be harmed by a decline in demand for, or in the price of, tour MonitorPlus as a result of, among other factors, any change in our pricing model, a maturation in the markets for this product or other risks described in this document.

THE RESULTS OF OUR RESEARCH AND DEVELOPMENT EFFORTS ARE UNCERTAIN.

We believe that we will need to make significant research and development expenditures to remain competitive. While we intend to perform extensive usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, our resulting products may not achieve market acceptance and our products may not compete effectively with products of our competitors currently in the market or introduced in the future.

WE MUST RELY ON THIRD PARTY RELATIONSHIPS TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGY.

We do not possess the human resources necessary to complete the development, marketing and commercialization of MonitorPlus. As a result, we will need to enter into collaborations with third parties from whom we will outsource these resources. The development of MonitorPlus is currently being outsourced to TeraCode, Inc. Although TeraCode is based in the United States, the actual development work for MonitorPlus is being performed in Argentina.

This strategy of reliance on third party relationships creates risks to us by placing critical aspects of our business in the hands of third parties, who we may not be able to control as effectively as our own personnel. We cannot be sure that any present or future collaborative agreements will be successful. If these third parties do not perform in a timely and satisfactory manner, we may incur additional costs and may be unable to commercialize our products on a timely basis, if at all.

THE LENGTH OF THE PRODUCT DEVELOPMENT AND SALES CYCLES ARE DIFFICULT TO PREDICT, WHICH MAKES IT DIFFICULT TO PREDICT FUTURE REVENUES.

The length of our product development and sales cycles may be greater than originally expected. We may experience delays in future product development or sales. These delays could have a material adverse effect on the amount and timing of future revenues. Because our licensing cycle is a lengthy process, the accurate prediction of future revenues from new licenses is difficult.

WE MUST EFFECTIVELY ADAPT TO CHANGES IN THE DYNAMIC TECHNOLOGICAL ENVIRONMENT OF THE INTERNET IN A TIMELY MANNER.

Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. If we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected.

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

The software industry historically has been subject to substantial cyclical variations, and our business typically relies upon the expenditure of corporate information technology spending. A significant downturn in the United States or global economy or any other uncertainties regarding future economic prospects could affect corporate information technology spending habits which would have a material adverse impact on our operations and financial results. We are also highly dependent on the approval and acceptance of MonitorPlus by the regulatory bodies of the US racing states and the Canadian Provincial and Federal governments.

WE ARE DEPENDENT UPON KEY PERSONNEL AND CONSULTANTS.

Our success is heavily dependent on the continued active participation of our current executive officer listed under “Management.” Loss of the services of our officer could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the technology industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING SECURED CONVERTIBLE NOTES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE NOTES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF ALL OF OUR ASSETS, WHICH SALE MAY NOT RESULT IN OUR COMPANY RECEIVING ADEQUATE FUNDS TO PAY OFF THIS DEBT.

We entered three Securities Purchase Agreements for the sale of an aggregate of $500,000 principal amount of secured convertible notes. The secured convertible notes are due and payable in March 2008, with 7% interest, unless sooner converted into shares of our common stock. Our obligation to repay all principal, and accrued and unpaid interest under the convertible notes is secured by all of our assets pursuant to a certain Security Agreement dated as of March 10, 2006. In the event that the secured convertible debt holders do not convert the secured convertible notes, we will be required to repay the secured convertible notes, and we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal (5%) stockholders and their affiliates beneficially own approximately 71% of the outstanding shares of Common Stock. In addition, on March 6, 2006, Isidore Sobkowski (our sole executive officer and a director), Solomon Lax (a director) and a shareholder of our company, which collectively hold approximately 76% of our outstanding shares of common stock, entered into a Shareholder Voting Agreement. Each of the parties agreed to vote their shares for one director proposed by Mr. Sobkowski, one director proposed by Mr. Lax and one director jointly proposed by Mr. Sobkowski and Mr. Lax. Further, each party to the Shareholder Voting Agreement may only sell an amount of shares equal to 1% of the total outstanding per quarter unless the other two parties consent to a sale in excess of 1% of the total outstanding assuming such sale is legally valid. Accordingly, the members of the Shareholder Voting Agreement will have the ability to control the election of our Board of Directors of our company and the outcome of issues submitted to our stockholders.

THERE ARE RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES.

Until registered for resale, investors must bear the economic risk of an investment in the Shares for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. However, our securities currently are not eligible for the Rule 144 exemption. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of our availability.

IF YOU PURCHASE SHARES IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The $0.12 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK. ANY FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THE VALUE OF OUR SHARES AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTC Bulletin Board under a symbol, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR COMMON STOCK WILL BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SHOULD OUR STOCK BECOME LISTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the Over-The-Counter Bulletin Board, such as us we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

As of January 22, 2007, we had 16,761,597 shares of common stock issued and outstanding and approximately 54 stockholders of record of our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

As of June 30, 2006, we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

As of September 30, 2006, we had $33,355 in working capital surplus. For the period from December 15, 2005 (inception) through September 30, 2006, we used cash flow in operating activities of $225,144 consisting primarily of the net loss of $376,832, which was partially offset by adjustments for amortization of deferred finance costs, increases in accrued expenses and increases in accrued liquidated damages.

There was no cash used in investing activities.

Cash provided by financing activities totaled $360,000 consisting of net proceeds from the initial financing.

We expect capital expenditures to be nominal for the year ending June 30, 2007. These anticipated expenditures are for continued investments in property and equipment used in our business and software for our accounting and information systems.

Financing

We have raised an aggregate of $500,000 in initial financing through a private offering of convertible debentures and $56,191 through a private offering of common stock.

Plan of Operation and Financing Needs

Revenue

We are engaged in the development of software that provides alerts to upon the discovery of potential fraud and/or money laundering activity. We have not generated revenue to date. Our flagship product, MonitorPlus, is being built to enhance cyber security in the thoroughbred industry by allowing security scenarios to be applied to wagering activity and then issuing alerts for suspect activity; such as for fraud detection and anti-money laundering. MonitorPlus will receive wagering information from external sources such as a database of historical wagers and then evaluate such information. Once a fraudulent wagering scenario has been created and a source of wagering data has been attached, MonitorPlus will be able to analyze wagering activity data and produce alerts. MonitorPlus is based on proven open source induction technology. MonitorPlus will be comprised of two main functional components: a scenario builder and a scenario execution engine.

In addition to wager activity analysis, MonitorPlus will allow analysts to create “what-if” scenarios. For what-if scenarios, analysts will be able to specify a test set of security rules (a “test scenario”) and view test alerts.

We intend to generate revenue through (i) the licensing of our technology to parties engaged in the regulation of the thoroughbred racing industry and (ii) the licensing of our technology to third parties which will in turn develop and sell specifically tailored software solutions for customers based on our technology. As of the date of this registration statement, we have not entered into any agreement for the sale or license of our technology and cannot guarantee that we will be able to enter into such agreements in the future. Further, if we do enter into such agreements, there is no guarantee that operations related to the agreements will be profitable.

We plan to introduce MonitorPlus for the thoroughbred industry as an entry point into the marketplace, and then plans to develop complementary products based on MonitorPlus. The projected timeframe for testing and release of MonitorPlus is the first quarter of the 2007 calendar year.
Net Loss

Our net loss was $367,832 for the period from December 15, 2005 (inception) through September 30, 2006.

Costs and Expenses

Costs and expenses for the period from December 15, 2005 (inception) through September 30, 2006 were $309,420 and consisted primarily of $105,000 in officer’s compensation and software development of $87,570.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Financial Reporting Release No. 60, recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The notes to the financial statements include a summary of significant accounting policies and methods used in the preparation of our Financial Statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC requires all companies to include a discussion which addresses, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following is a brief discussion of the more significant accounting policies and methods used by us.

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

Revenues will be recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB104”), which superceded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), Multiple-Deliverable Revenue Arrangements. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R “Share Based Payment,” a revision of SFAS 123, “Accounting for Stock Based Compensation.” This standard requires the Company to measure the cost of employee services received in exchange for equity based on grant date fair value of the awards. The Company is required to adopt SFAS 123R effective January 1, 2006. This standard provides for a prospective application. Under this method, we will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption.

BUSINESS
Overview

We were incorporated in the State of Delaware in December 2005. We have been formed to fulfill what we believe are the industry’s need for cyber security technology in the areas of wagering fraud and money laundering.

On March 6, 2006, we entered into an Asset Purchase Agreement with Isidore Sobkowski. Upon entering into the Asset Purchase Agreement, Mr. Sobkowski was appointed as an executive officer of our company. Pursuant to the Asset Purchase Agreement, we acquired certain assets from Mr. Sobkowski relating to software based on open source induction technology designed to enable the automatic discovery of patterns and the automatic creation of rules for raw data (the “Assets”). In consideration of the purchase and sale of the Assets, we issued to Mr. Sobkowski 9,700,000 shares of common stock.

On March 6, 2006, Isidore Sobkowski (our sole executive officer and a director), Solomon Lax (a director) and a shareholder of our company, which collectively hold approximately 76% of our outstanding shares of common stock, entered into a Shareholder Voting Agreement. Each of the parties agreed to vote their shares for one director proposed by Mr. Sobkowski, one director proposed by Mr. Lax and one director jointly proposed by Mr. Sobkowski and Mr. Lax. Further, each party to the Shareholder Voting Agreement may only sell an amount of shares equal to 1% of the total outstanding per quarter unless the other two parties consent to a sale in excess of 1% of the total outstanding assuming such sale is legally valid.

Industry Background

Because of the many jobs created by the thoroughbred racing industry, the industry provides the only form of wagering in the United States that enjoys an exemption from Federal laws that prohibit “wire wagering”. For example, a wager can legally be placed on a horse race via the Internet. Wagering on thoroughbred racing is currently permitted in a majority of US states. However, the Company’s management believes that the current lack of a cyber wagering security framework threatens the thoroughbred racing industry’s unique wagering franchise. Illegal wagering activity in recent years, notably the Breeders’ Cup scandal in November 2002, has raised awareness of the need for a more secure wagering environment.

There are several different ways to wager on thoroughbred racing. In addition to live on-track wagering, most racetracks allow wagers to be placed on simulcast races that occur at other tracks. For example, for a given race, it might be possible to place a wager at Belmont Park in New York City for a race that is taking place at Hollywood Park in Los Angeles. Wagers can also be placed at numerous Off Track Betting (OTB) parlors around the country. Finally, the Internet is increasingly serving as a venue for thoroughbred racing wagering.

The increase in remote and cyber wagering presents a challenge to both the security and integrity of the thoroughbred racing industry. As new technologies such as handheld wireless wagering devices are introduced, the demand for security solutions is expected to grow.

Products and Technology: MonitorPlus

MonitorPlus

MonitorPlus is being built to enhance cyber security in the thoroughbred industry by allowing security scenarios to be applied to wagering activity and then issuing alerts for suspect activity; such as for fraud detection and anti-money laundering.

MonitorPlus will receive wagering information from external sources such as a database of historical wagers and then evaluate such information. Once a fraudulent wagering scenario has been created and a source of wagering data has been attached, MonitorPlus will be able to analyze wagering activity data and produce alerts.

MonitorPlus is based on proven open source induction technology. MonitorPlus will be comprised of two main functional components: a scenario builder and a scenario execution engine.

In addition to wager activity analysis, MonitorPlus will allow analysts to create “what-if” scenarios. For what-if scenarios, analysts will be able to specify a test set of security rules (a “test scenario”) and view test alerts.

Marketing and Distribution

We intend to generate revenue through (i) the licensing of our technology to parties engaged in the regulation of the thoroughbred racing industry and (ii) the licensing of our technology to third parties which will in turn develop and sell specifically tailored software solutions for customers based on our technology. As of the date of this registration statement, we have not entered into any agreement for the sale or license of our technology and cannot guarantee that we will be able to enter into such agreements in the future. Further, if we do enter into such agreements, there is no guarantee that operations related to the agreements will be profitable.

We plan to introduce MonitorPlus for the thoroughbred industry as an entry point into the marketplace, and then plans to develop complementary products based on MonitorPlus. The projected timeframe for testing and release of MonitorPlus is the first quarter of the 2007 calendar year.

In addition to the thoroughbred racing market, potential markets for our technology include industries that can benefit from pattern detection of security breaches, attempted cyber-fraud, and cyber-risks. We expect to offer up to three additional targeted products over the next few years that are designed to serve the lottery, casino, banking and homeland security industries. In addition, we may pursue acquisitions in order to facilitate the growth of our company and our proposed product offerings. As of the date of this prospectus, we have no definitive agreements or plans in connection with any acquisition.

Government Regulation

Thoroughbred racing and wagering is permitted in a majority of U.S. States (“U.S. Racing States”). Each US Racing State regulates racing and wagering independently. Canada regulates racing and wagering on the Federal level. The Association of Racing Commissioners International (RCI) (www.arci.com) is an association whose members include the regulators of U.S. Racing States and Canada.

Intellectual Property

The MonitorPlus application has been designed as an industry specific application of open source induction technology for fraud detection in the thoroughbred industry. Proprietary design for user screens and user interaction are currently being constructed. The underlying algorithm for induction is open source. We do not currently have plans to apply for patent protection.

Research and Development

Under the direction of Mr. Sobkowski, research and development is being outsourced to TeraCode, Inc of Waltham, MA. TeraCode maintains an offshore development facility in Buenos Aires, Argentina. Under contract, TeraCode provides a team of developers for the MonitorPlus project.

Competition

At this time, we are not aware of any comparable, commercially available products in the thoroughbred racing industry. Potential competition may come from home-grown systems created by industry stakeholders such as racetracks or industry associations.

Facilities

In order to reduce start-up costs, we are currently structured as a virtual company. As such, we do not currently own or rent any real estate property.

Employees

In order to reduce start-up costs, we are currently structured as a virtual company. As of January 22, 2007, we had no employees. Mr. Sobkowski, a consultant acting as our sole executive officer, has served at a compensation of fifteen thousand dollars per month, plus reimbursement of out-of-pocket expenses..

Legal Proceedings

We are not currently a party to any legal proceedings.
MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of January 22, 2007 are as follows:

Name	Age	Position
Isidore Sobkowski	50	President, Chief Executive Officer and Director
Solomon Lax	45	Director

Executive Biographies

Isidore Sobkowski. Mr. Sobkowski was the lead cyber-security consultant at the National Thoroughbred Racing Association (NTRA). An expert in the areas of artificial intelligence, predictive software and cyber security, Mr. Sobkowski served on the Board of Directors and as a Member of the Audit Committee of Astea International from June 2000 through January 2004. He also serves as founder, President and Chief Executive Officer of Self Service Technologies (SST). Previously, he led a number of successful technology companies, including Professional Help Desk (PHD). Upon PHD’s acquisition by Computer Associates, Mr. Sobkowski was employed as a Division Vice President at Computer Associates.

A published author and international speaker, Mr. Sobkowski received Bachelors and Masters of Science degrees in Computer Science from The City University of New York as well as a professional certification in Artificial Intelligence from New York University.

Solomon Lax. Since 1998, Mr. Lax has been a partner in CS Capital Partners LLC, an early stage venture capital firm. Since 2000 through 2006, Mr. Lax served as a member of the Board of Directors of Home Décor Products, an internet retailer. Since 2006, Mr. Lax has served as Chief Executive Officer of Grace American Capital, LLC, a specialty finance company. Mr. Lax has also been a principal in Cato Capital LLC, a registered broker dealer, since 2006.

Board of Directors

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Each of our directors currently receives no compensation for their service on our Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our "named executive officers."

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)
Isidore Sobkowski President, Chief Executive Officer and Director	2005	-0-	-0-	180	-0-	-0-	-0-

Agreements with Executive Officers

As of January 22, 2007, we have not entered into an employment agreement with Mr. Sobkowski. Mr Sobkowski is receiving monthly compensation of fifteen thousand dollars, plus reimbursement for out of pocket expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 6, 2006, we entered into an Asset Purchase Agreement with Isidore Sobkowski. Upon entering into the Asset Purchase Agreement, Mr. Sobkowski was appointed as our sole executive officer. Pursuant to the Asset Purchase Agreement, we acquired certain assets from Mr. Sobkowski relating to software based on open source induction technology designed to enable the automatic discovery of patterns and the automatic creation of rules from data (the “Assets”). In consideration of the purchase and sale of the Assets, we issued to Mr. Sobkowski 9,700,000 shares of common stock at the closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 22, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership(2)
Common Stock	Isidore Sobkowski	9,700,000	57.9%
Common Stock	Soloman Lax	2,200,000	13.1%
Common Stock	Michael Hartstein	960,000	5.7%
Common Stock	Eroom Systems Inc.	2,083,333	12.4%
Common Stock	All Executive Officers and Directors as a Group (2 persons)	11,900,000	71.0%
* Less than 1%
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Aprecia, Inc., 1177 High Ridge Road, Stamford, CT 06905.
(2)
Applicable percentage ownership is based on 16,761,597 shares of common stock outstanding as of January 22, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of January 22, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 22, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue 250,000,000 shares of Common Stock, par value $.0001 per share, and 10,000,000 shares of Preferred Stock, par value $.0001 per share. As of January 22, 2007, we had 16,761,597 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of Common Stock do not have preemptive, subscription or conversion rights.

Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which mean that the holders of more than 50% of the Company’s outstanding voting securities can elect all of the directors of the Company.

The payment by our company of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon the Company’s earnings, capital requirements and financial condition, as well as other relevant factors. The Company has not paid any dividends since our inception and does not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer. It shall be within the discretion of our Board of Directors whether to advance any funds in advance of disposition incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

No market currently exists for our shares. The price reflected in this prospectus of $0.12 per share is the initial offering price of the shares of common stock upon the effectiveness of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.12 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and

•	a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

The $0.12 per share offering price of the shares of common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

In offering the shares covered by this prospectus, the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion and/or exercise (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)
Alpha Capital Aktiengesellschaft(5)	2,083,333(5)	11.06%	2,083,333(5)	880,332	4.99%	--	--
Double U Master Fund LP(5)	833,333	4.74%	833,333	833,333	4.74%	--	--
Tobanna Enterprises Corp. (5)	1,041,667	5.85%	1,041,667	880,332	4.99%	--	--
CMS Capital(5)	208,333	1.23%	208,333	208,333	1.23%	--	--
Merit Investments, Inc.(6)	725,000	4.33%	725,000	725,000	4.33%	--	--
Palladium Capital Advisors, LLC(7)	195,000	1.16%	195,000	195,000	1.16%	--	--
Rosenblum, Jonah	215000	1.28%	215000	215000	1.28%	--	--
Shlomo Arnold	12,500	*	12,500	12,500	*	--	--
Felice Bergman	8,334	*	8,333	8,333	*	--	--
David Brothman	8,340	*	8,340	8,340	*	--	--
Ruth Gillan Dohany	8,340	*	8,340	8,340	*	--	--
Marilyn Estreicher	8,334	*	8,333	8,333	*	--	--
Sheldon Estreicher	8,334	*	8,333	8,333	*	--	--
Bernard Friedman	41,667	*	41,667	41,667	*	--	--
Sam Galet	8,340	*	8,340	8,340	*	--	--

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion and/or exercise (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)
Hindy Gestetner	8,340	*	8,340	8,340	*	--	--
Brett Goldberg	8,334	*	8,333	8,333	*	--	--
Judith Greenwood	8,340	*	8,340	8,340	*	--	--
Howard Hacker	8,340	*	8,340	8,340	*	--	--
Anthony Heller	8,340	*	8,340	8,340	*	--	--
J. Lipman Heller	9,000	*	9,000	9,000	*	--	--
Paul Jacobs	8,340	*	8,340	8,340	*	--	--
Jonathan Javitt	4,167	*	4,167	4,167	*	--	--
Samuel A. Judd & Renne H. Migdal	8,334	*	8,333	8,333	*	--	--
Robert Kahan	8,340	*	8,340	8,340	*	--	--
Jeff King	8,340	*	8,340	8,340	*
Soroh Y. Lax	8,334	*	8,333	8,333	*
Harold Lindenthal	8,334	*	8,333	8,333	*	--	--
Longworth Capital Partners, LLC(8)	8,334	*	8,334	8,334	*	--	--
Haim Maimon	8,334	*	8,334	8,334	*	--	--
Morris Mayer	8,334	*	8,333	8,333	*	--	--
Benjamin Mayer	8,334	*	8,333	8,333	*	--	--
Peter Miller	8,340	*	8,340	8,340	*	--	--
Gadi Mimoun	8,334	*	8,333	8,333	*
Haskell & Mechie Nebenzahl JTWROS	8,334	*	8,334	8,334	*	--	--
Marilyn Niedober	8,334	*	8,333	8,333	*	--	--
Irwin Niedober	8,334	*	8,333	8,333	*	--	--
Marna Padowitz	4,167	*	4,167	4,167	*	--	--
Raymond Padowitz	4,167	*	4,167	4,167	*	--	--
Seth Padowitz	5,000	*	5,000	5,000	*	--	--
Adam N. Rin	4,167	*	4,167	4,167	*	--	--
Ellen Rosenblum	8,333	*	8,333	8,333	*	--	--
Richard Rosenblum	8,333	*	8,333	8,333	*	--	--

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion and/or exercise (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)
Rochelle Rubinstein	8,334	*	8,333	8,333	*	--	--
Michael K. Sack	8,334	*	8,334	8,334	*	--	--
Sarah Sherman	20,834	*	20,834	20,834	*	--	--
Jay Smith	8,340	*	8,340	8,340	*	--	--
David Stefansky	8,334	*	8,333	8,333	*	--	--
The Rider Group(9)	8,340	*	8,340	8,340	*
Henrique Tischler	8,334	*	8,333	8,333	*	--	--
Martin Weiss	41,667	*	41,667	41,667	*	--	--
William F. White	8,340	*	8,340	8,340	*	--	--
Zamaga Inc.	8,334	*	8,333	8,333	*	--	--
Yehuda Zavdi	20,834	*	20,834	20,834	*	--	--
Total			5,769,930

* Less than one percent.

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. Based on 16,761,597 shares of common stock outstanding.

(3) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of convertible notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the certain selling stockholders have contractually agreed to restrict their ability to convert their convertible notes and shares of preferred stock or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Assumes that all securities registered will be sold.

(5) Represents shares of common stock issuable upon conversion of a secured convertible debenture. Alpha Capital Aktiengesellschaft is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackerman. Mr. Konrad Ackerman may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Susan Parker may be deemed the control person of the shares owned by Double U Master Fund LP, with final voting power and investment control over such shares. David Rosenbaum may be deemed the control person of the shares owned by Tobanna Enterprises Corp., with final voting power and investment control over such shares. Menachem Lipsker may be deemed the control person of the shares owned by CMS Capital, with final voting power and investment control over such shares.

(6) David Klugman may be deemed the control person of the shares owned by Merit Investments, Inc., with final voting power and investment control over such shares.

(7) Palladium Capital Advisors, LLC is a registered broker dealer. As such, Palladium Capital Advisors, LLC is an underwriter with respect to the sale the shares of common stock held by Palladium Capital Advisors, LLC being registered pursuant to this Prospectus. Joel Padowitz may be deemed the control person of the shares owned by Palladium Capital Advisors, LLC, with final voting power and investment control over such shares.

(8) Rochel Adler may be deemed the control person of the shares owned by Longworth Capital Partners, LLC, with final voting power and investment control over such shares.

(9) Mark L. Rider may be deemed the control person of the shares owned by The Rider Group, with final voting power and investment control over such shares.

On March 10, 2006, we entered into a Securities Purchase Agreement with several accredited and/or qualified institutional investors pursuant to which the investors subscribed to purchase an aggregate principal amount of $500,000 in 7% secured convertible promissory notes for an aggregate purchase price of $500,000. The secured convertible promissory note financing closed on March 10, 2006. The investors did not at the time of the financing, nor do they currently, have a material relationship with our company. Each investor has the right to convert the secured convertible notes after the date of issuance at any time, until paid in full, at the election of the investor, into fully paid and nonassessable shares of our common stock. The conversion price per share is $0.12. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the secured convertible notes will be adjusted in the event that we spin off or otherwise divests a material part of its business or operations or disposes of all or a portion of our assets. Our obligation to repay all principal, and accrued and unpaid interest under the convertible notes is secured by all of our assets pursuant to a certain Security Agreement dated as of March 10, 2006. We are registering the shares of common stock issuable upon conversion of the secured convertible promissory notes pursuant to this registration statement.

On October 31, 2006, we closed a private placement pursuant to which it sold 468,264 shares of common stock to 47 investors for $.12 per share for aggregate proceeds of $56,191. The investors did not at the time of the financing, nor do they currently, have a material relationship with our company. We are registering the shares of common stock that were issued in this offering.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York issued an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements for June 30, 2006, have been included herein in reliance upon the report of Wolinetz, Lafazan & Company, P.C., independent registered public accountant, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

APRECIA, INC.

INDEX TO FINANCIAL STATEMENTS

Condensed Balance Sheet as of September 30, 2006	F-1

Condensed Statements of Operations for the period December 19, 2005 (date of inception) to September 30, 2006 and for the three Months ended September 30, 2006	F-2

Condensed Statement of Stockholders' Deficiency for the period December 19, 2005 (date of inception) to September 30, 2006	F-3

Condensed Statement of Cash Flows for the period December 19, 2005 (date of inception) to September 30, 2006 and for the three Months ended September 30, 2006	F-4

Notes to Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-11

Balance Sheet as of June 30, 2006	F-12

Statements of Operations for the period December 19, 2005 (date of inception) to June 30, 2006	F-13

Statements of Stockholders' Equity for the period December 19, 2005 (date of inception) To June 30, 2006	F-14

Statements of Cash Flows for the period December 19, 2005 (date of inception) to June 30, 2006	F-15

Notes to Financial Statements	F-16

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET
SEPTEMBER 30, 2006
(Unaudited)

ASSETS
Current Assets
Cash	$132,348
Subscriptions Receivable	97

Total Current Assets	132,445

Property and Equipment - Net	2,623

Intangible Assets
Deferred Finance Costs - Net	133,611

Total Assets	$268,679

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Accrued Expenses	$31,678
Accrued Interest	20,745
Accrued Liquidated Damages	46,667

Total Current Liabilities	99,090

Long Term Debt

7% Convertible Debentures	500,000

Total Liabilities	599,090

Commitments and Contingencies

Stockholders’ Deficiency
Preferred Stock, $.0001 par value; 10,000,000 shares authorized, none issued and outstanding
Common Stock, $.0001 par value; 250,000,000 shares authorized,
16,293,333 issued and outstanding	1,629
Additional Paid in Capital	44,792
Deficit Accumulated During the Development Stage	(376,832)

Total Stockholders’ Deficiency	(330,411)

Total Liabilities and Stockholders’ Deficiency	$268,679

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF OPERATIONS
(Unaudited)

		For the Period
	For the Three	December 15, 2005
	Months Ended	(Inception) To
	September 30, 2006	September 30, 2006

Net Revenues	$-	$-

Costs and Expenses
Officer’s Compensation	45,000	105,000
Software Development	40,000	87,570
Other General and Administrative Expenses	18,414	65,222
Depreciation and Amortization	23,364	51,628

Total Costs and Expenses	126,778	309,420

Loss from Operations before Other Expense	(126,778)	(309,420)

Other Expenses:
Interest	(9,950)	(20,745)
Liquidated Damages	(30,000)	(46,667)

	(39,950)	(67,412)

Net Loss	$(166,728)	$(376,832)

Weighted Average Common Shares Outstanding - Basic and Diluted	16,293,333

Net Loss Per Common Share	$.01

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD DECEMBER 15, 2005(INCEPTION) TO SEPTEMBER 30, 2006
(Unaudited)
						Deficit
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-In	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Common Stock Issued to Founders	-	$-	4,510,000	$451	$-	$-	$451

Common Stock Issued for Software
Development - at Par Value		--	9,700,000	970	-	-	970

Common Stock Issued to a Private
Investor - at $.024 Per Share	-	-	2,083,333	208	49,792	-	50,000

Commissions on Sale of Common Stock	-	-	-	-	(5,000)	-	(5,000)

Net Loss for the Period	-	-	-	-	-	(210,104)	(210,104)

Balance - June 30, 2006	-	-	16,293,333	1,629	44,792	(210,104)	(163,683)

Net Loss for the Period	-	-	-	-	-	(166,728)	(166,728)

Balance - September 30, 2006	-	$-	16,293,333	$1,629	$44,792	$(376,832)	$(330,411)

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)
		For the Period
	For the Three	December 15, 2005
	Months Ended	(Inception) To
	September 30, 2006	September 30, 2006
Cash Flows from Operating Activities
Net Loss	$(166,728)	$(376,832)
Adjustments to Reconcile Net Loss to Net Cash
(Used) in Operating Activities:
Amortization of Deferred Finance Costs	23,125	51,389
Depreciation Expense	239	239
Common Stock Issued for Software Development	-	970

Changes in Assets and Liabilities
Increase in Accrued Expenses	13,991	31,678
Increase in Accrued Interest	9,950	20,745
Increase in Accrued Liquidated Damages	30,000	46,667

Net Cash (Used) in Operating Activities	(89,423)	(225,144)

Cash Flows from Investing Activities:
Purchase of Equipment	(2,862)	(2,862)

Net Cash Used by Investing Activities	(2,862)	(2,862)

Cash Flows from Financing Activities
Proceeds from Issuance of 7% Convertible Debentures	-	500,000
Payments of Deferred Finance Costs	-	(185,000)
Proceeds from Collection of Subscriptions Receivable	354	354
Proceeds from Issuances of Common Stock	-	50,000
Expense on Sale of Common Stock	-	(5,000)

Net Cash Provided by Financing Activities	354	360,354

Increase (Decrease) in Cash	(91,931)	32,348

Cash Beginning of Period	224,279	-

Cash End of Period	$132,348	$132,348

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)
(Continued)

	For the Period	December 15,
	For the Three	2005
	Months Ended	(Inception) To
	September 30, 2006	September 30, 2006

Supplemental Cash Flow Information:
Cash Paid for Interest	$-	$-
Cash Paid for Income Taxes	$-	$250

Supplemental Non-Cash Financing Activities:
Subscription Receivable on Sale of Common Stock	$-	$451

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Organization

Aprecia, Inc. (“the Company”), was incorporated on December 15, 2005 under the laws of the State of Delaware as. The Company has selected June 30 as its fiscal year.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company as defined in Statement of Financial Accounting Standards (‘SFAS’) No. 7. The Company plans on becoming involved in the business of identifying money laundering in various sporting venues. There is no assurance, however, that the Company will achieve its objectives or goals.

Cash and Cash Equivalents

The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company utilizes the accrual method of accounting.

Advertising Costs

Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the quarter ended September 30, 2006, or for the period December 15, 2005 (inception) through Septemebr 30, 2006.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary difference between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Loss Per Share

The compution of loss per share is based on the number weighted average of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as the effect of potentially dilutive securities (convertible debentures - 4,166,667 shares) are antidilutive.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (Continued)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Fair Value of Financial Instruments

The carrying value of cash, subscription receivable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

Software Development

Software development costs are charged to expense as incurred. The Company incurred software development costs amounting to $40,000 during the quarter ended September 30, 2006, and $87,570 for the period December 15, 2005 (inception) through September 30, 2006.

Recently Enacted Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R “Share Based Payment,” a revision of SFAS 123, “Accounting for Stock Based Compensation.” This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on grant date fair value of the awards. The Company is required to adopt SFAS 123R effective January 1, 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for allnew or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to the adoption based on the fair values previously calculated for disclosure purposes. At September 30, 2006, the Company had no options outstanding.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” SFAS 153 amends Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions,” to require exchanges of nonmonetary assets to be accounted for at fair value, rather than carryover basis. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal years beginning after June 15, 2005. The Company does not routinely enter into exchanges that could be considered nonmonetary, accordingly the Company does not expect adoption of SFAS 153 to have a material impact on the Company’s financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (Continued)

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statments, unless it is impracticable to determine either the period-specific effect of the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS 154 does not change the transaction provisions of any existing accounting pronouncements. The Company believes the adoption of SFAS 154 will not have a material impact on its financial statements.

Note 2 -  Going Concern

The Company incurred net losses of $166,728 for the quarter ended September 30, 2006 and has a stockholders’ deficiency of $330,411 at September 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be availavle from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

During the period December 15, 2005 (inception) to September 30, 2006 the Company relied heavily on its financing needs on the proceeeds it received from the issuance of $500,000 principal convertible debentures.

The Company is attempting to address its lack of liquidity by raising additonal funds, either in the form of debt or equity or some combination thereof. The Company currently plans to raise approximately $50,000 through a private placement of its securities. There can be no assurances that the Company will be able to raise the additional funds it requires.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 -  Subscriptions Receivable

At September 30, 2006, subscriptions receivable amounts to $451 resulting from the sale of common stock to the founders. During the quarter ended September 30, 2006 collections of $354 were made leaving a balance outstanding at September 30, 2006 of $97.

Note 4 -  7% Convertible Debentures

The Company entered into a Securities Purchase Agreement dated as of March 10, 2006, with four investors relating to the issuance and sale, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, of 7% Convertible Debentures in the principal amount of $500,000. Accrued interest on the convertible debentures as of September 30, 2006 was $19,445. The debentures are collateralized by all of the now owned and hereafter acquired rights, title and interest of the Company’s assets.

The debentures mature 24 months from the closing. The debentures are convertible at the option of the holder into the Company’s common stock at the rate of $.12 per share. Deferred finance costs incurred as a result of the private offering of the debentures were $185,000.

Since a registration statement covering the underlying common stock was not filed within 90 days, the Company is required to pay liquidated damages of 2% of the principal amount of $500,000 per month plus interest at the rate of 18% if the Company fails to pay the liquidated damages within seven days. Accordingly, the Company has accrued $46,667 in liquidated damages and $1,300 interest on the liquidated damages as of September 30, 2006.

Note 5 -  Common Stock

In March 2006, the Company sold 4,510,000 shares of common stock valued at $451 to the founders of the Company.

In March 2006, the Company issued 9,700,000 shares of common stock valued at $970 for software development costs.

In March 2006, the Company sold 2,083,333 shares of common stock to a private investor for $50,000, and paid cash commissions of $5,000.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6 -  Preferred Stock

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of Preferred Stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of the Preferred Stock may be entitled to receive a preference payment in the event of any liquidaton, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. Furthermore, the Board of Directors could issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock.

Note 7 - Commitments and Contingencies

Legal Proceedings

From time to time, the Company is named in legal actions in the normal course of business. In the opinion of management, the outcome of these matters, if any, will not have a material impact on the financial condition or results of operations of the Company.

Note 8 - Subsequent Events

On October 31, 2006 the Company completed an offering of 468,264 shares of its common stock for gross proceeds of $56,192.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Aprecia, Inc.

We have audited the accompanying balance sheet of Aprecia, Inc. (a Development Stage Company) (“the Company”) as of June 30, 2006 and the related statements of operations, stockholders’ deficiency and cash flows for the period December 15, 2005 (inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aprecia, Inc. at June 30, 2006, and the results of its operations and its cash flows for the period December 15, 2005 (inception) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred an operating loss for the period December 15, 2005 (inception) to June 30, 2006, has had no revenues and has not commenced planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
September 28, 2006
(Except with respect to Note 9, as to which the date is October 31, 2006)

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2006

ASSETS
Current Assets

Cash	$224,279
Subscriptions Receivable	451

Total Current Assets	224,730

Intangible Assets

Deferred Finance Costs - Net	156,736

Total Assets	$381,466

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities

Accrued Expenses	$28,482
Accrued Liquidated Damages	16,667

Total Current Liabilities	45,149

Long Term Debt

7% Convertible Debentures	500,000

Total Liabilities	545,149

Commitments and Contingencies

Stockholders’ Deficiency
Preferred Stock, $.0001 par value; 10,000,000 shares authorized,
none issued and outstanding	-
Common Stock, $.0001 par value; 250,000,000 shares authorized,
16,293,333 issued and outstanding	1,629
Additional Paid in Capital	44,792
Deficit Accumulated During the Development Stage	(210,104)

Total Stockholders’ Deficiency	(163,683)

Total Liabilities and Stockholders’ Deficiency	$381,466

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD DECEMBER 15 , 2005(INCEPTION) TO JUNE 30, 2006

Net Revenues		$-

Costs and Expenses

Officer’s Compensation		60,000
Software Development		47,570
Other General and Administrative Expenses		46,808
Amortization		28,264

Total Costs and Expenses		182,642

Loss from Operations before Other Expense		(182,642)

Other Expenses:
Interest		(10,795)
Liquidated Damages		(16,667)

		(27,462)

Net Loss		$(210,104)

Weighted Average Common Shares Outstanding - Basic and Diluted		15,978,767

Net Loss Per Common Share	$	( .01)

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD DECEMBER 15, 2005(INCEPTION) TO JUNE 30, 2006

						Deficit
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-In	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Common Stock Issued to Founders	-	$-	4,510,000	$451	$-	$-	$451

Common Stock Issued for Software
Development - at Par Value	-	-	9,700,000	970	-	-	970

Common Stock Issued to a Private
Investor - at $.024 Per Share	-	-	2,083,333	208	49,792	-	50,000

Commissions on Sale of Common Stock	-	-	-	-	(5,000)	-	(5,000)

Net Loss for the Period	-	-	-	-	-	(210,104)	(210,104)

Balance - Julne 30, 2006	$-	$-	16,293,333	$1,629	$44,792	$(210,104)	$(163,683)

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD DECEMBER 15, 2005 (INCEPTION) TO JUNE 30, 2006

Cash Flows from Operating Activities

Net Loss	$(210,104)
Adjustments to Reconcile Net Loss to Net Cash
(Used) in Operating Activities:
Amortization of Deferred Finance Costs	28,264
Common Stock Issued for Software Development	970

Changes in Assets and Liabilities
Increase in Accrued Expenses	28,482
Increase in Accrued Liquidated Damages	16,667

Net Cash (Used) in Operating Activities	(135,721)

Cash Flows from Investing Activities	-

Cash Flows from Financing Activities
Proceeds from Issuance of 7% Convertible Debentures	500,000
Payments of Deferred Finance Costs	(185,000)
Proceeds from Issuances of Common Stock	50,000
Expense on Sale of Common Stock	(5,000)

Net Cash Provided by Financing Activities	360,000

Increase in Cash	224,279

Cash Beginning of Period	-

Cash End of Period	$224,279

Supplemental Cash Flow Information:
Cash Paid for Interest	$-
Cash Paid for Income Taxes	$250

Supplemental Non-Cash Financing Activities:
Subscription Receivable on Sale of Common Stock	$451

The accompanying notes are an integral part of these financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Organization

Aprecia, Inc. (“the Company”), was incorporated on December 15, 2005 under the laws of the State of Delaware as. The Company has selected June 30 as its fiscal year.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company as defined in Statement of Financial Accounting Standards (‘SFAS’) No. 7. The Company plans on becoming involved in the business of identifying money laundering in various sporting venues. There is no assurance, however, that the Company will achieve its objectives or goals.

Cash and Cash Equivalents

The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company utilizes the accrual method of accounting.

Advertising Costs

Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the period ended June 30, 2006.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary difference between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Loss Per Share

The compution of loss per share is based on the number weighted average of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as the effect of potentially dilutive securities (see Note 3) are antidilutive.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (Continued)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Fair Value of Financial Instruments

The carrying value of cash, subscription receivable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

Software Development

Software development costs are charged to expense as incurred. The Company incurred software development costs amounting to $47,570 during the period ended June 30, 2006.

Recently Enacted Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R “Share Based Payment,” a revision of SFAS 123, “Accounting for Stock Based Compensation.” This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on grant date fair value of the awards. The Company is required to adopt SFAS 123R effective January 1, 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for allnew or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to the adoption based on the fair values previously calculated for disclosure purposes. At June 30, 2006, the Company had no options outstanding.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” SFAS 153 amends Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions,” to require exchanges of nonmonetary assets to be accounted for at fair value, rather than carryover basis. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal years beginning after June 15, 2005. The Company does not routinely enter into exchanges that could be considered nonmonetary, accordingly the Company does not expect adoption of SFAS 153 to have a material impact on the Company’s financial statements.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (Continued)

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statments, unless it is impracticable to determine either the period-specific effect of the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS 154 does not change the transaction provisions of any existing accounting pronouncements. The Company believes the adoption of SFAS 154 will not have a material impact on its financial statements.

Note 2 -  Going Concern

The Company incurred net losses of $210,104 for the period December 15, 2005 (inception) to June 30, 2006 and has a stockholders’ deficiency of $163,683 at June 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be availavle from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

During the period December 15, 2005 (inception) to June 30, 2006 the Company relied heavily on its financing needs on the proceeeds it received from the issuance of $500,000 principal convertible debentures.

The Company is attempting to address its lack of liquidity by raising additonal funds, either in the form of debt or equity or some combination thereof. The Company currently plans to raise approximately $50,000 through a private placement of its securities. There can be no assurances that the Company will be able to raise the additional funds it requires.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 3 -  Subscriptions Receivable

At June 30, 2006, subscriptions receivable amounts to $451 resulting from the sale of common stock to the founders

Note 4 -  7% Convertible Debentures

The Company entered into a Securities Purchase Agreement dated as of March 10, 2006, with four investors relating to the issuance and sale, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, of 7% Convertible Debentures in the principal amount of $500,000. Accrued interest on the convertible debentures as of June 30, 2006 was $10,695. The debentures are collateralized by all of the now owned and hereafter acquired rights, title and interest of the Company’s assets.

The debentures mature 24 months from the closing. The debentures are convertible at the option of the holder into the Company’s common stock at the rate of $.12 per share. Deferred finance costs incurred as a result of the private offering of the debentures were $185,000 and commissions paid were $5,000.

Since a registration statement covering the underlying common stock was not filed within 90 days, the Company is required to pay liquidated damages of 2% of the principal amount of $500,000 per month plus interest at the rate of 18% if the Company fails to pay the liquidated damages within seven days. Accordingly, the Company has accrued $16,667 in liquidated damages and $100 interest on the liquidated damages as of June 30, 2006.

Note 5 -  Common Stock

In March 2006, the Company sold 4,510,000 shares of common stock valued at $451 to the founders of the Company.

In March 2006, the Company issued 9,700,000 shares of common stock valued at $970 for software development costs.

In March 2006, the Company sold 2,083,333 shares of common stock to a private investor for $50,000.

APRECIA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 6 -  Preferred Stock

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of Preferred Stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of the Preferred Stock may be entitled to receive a preference payment in the event of any liquidaton, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. Furthermore, the Board of Directors could issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock.

Note 7 - Commitments and Contingencies

Note 8 - Income Taxes

At June 30, 2006 the Company had available a federal net operating loss carryforward to reduce future taxable income, if any, of approximately $370,000. The net operating loss carryforward expires June 30, 2026. Certain significant changes in ownership of the Company may restrict the future utilization of this tax loss carryforward.

At June 30, 2006 the Company has a deferred tax asset of approximately $126,000 representing the benefit of it’s net operating loss carryforward. The Company has not recorded a tax benefit because realization of the benefit is uncertain and therefore a valuation allowance has been fully provided against the deferred tax asset. The difference between the federal statutory rate of 34% and the Company’s effective tax rate of 0% is due to the initial increase in the valuation allowance of $126,000 in 2006.

Note 9 - Subsequent Events

On October 31, 2006 the Company completed an offering of 468,264 shares of its common stock for gross proceeds of $56,192.